Exhibit 99.1

First Federal Financial Corporation of Kentucky

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Gregory S. Schreacke
Chief Financial Officer
First Federal Financial Corporation of Kentucky
(270) 765-2131

First Federal Financial Corporation of Kentucky Announces Quarterly Results

Elizabethtown, Kentucky, April 21, 2004 – First Federal Financial Corporation of Kentucky (the Company, Nasdaq: FFKY) today announced diluted earnings per share of $0.50 for the quarter ended March 31, 2004, compared to $0.53 for the quarter ended March 31, 2003.

The Company’s emphasis on commercial lending continued to produce positive results for the quarter generating a $21 million, or 8% increase in commercial loans to $294 million at March 31, 2004, compared to $273 million at December 31, 2003.  This favorable trend has resulted in an annual compound growth rate of 43% over the past three years.

During the quarter, the Company opened a new full-service facility in its growing Louisville metropolitan market of Jefferson County.  The facility represents the Company’s new prototype branch with a retail focused design, including an internet café.  The facility is the Company’s second location in the Jefferson County market and is expected to compliment its existing branch, which has a 140% compound annual growth rate for the past four years.  The Company’s current branch, which is located inside a Wal-Mart super store, will be replaced with a second new full-service facility scheduled to open in April this year.

“We are pleased to offer these new banking facilities in the Jefferson County market,” noted President and Chief Executive Officer, B. Keith Johnson.  “We have over $90 million of commercial real estate loans with our customers in this county.  We believe these facilities will allow us to more effectively support these relationships and allow us to develop a larger presence within this county in the future.  While we fully anticipate these facilities to significantly enhance the value of our franchise in the near future, the additional expense in operating these new facilities will continue to place pressure on earnings for the next few quarters.”

Non-interest expense increased $395,000, or 10% to $4.4 million for the quarter ended March 31, 2004, compared to the same quarter a year ago.  Nevertheless, the Company’s efficiency ratio remains at 59%, indicating an operationally efficient financial institution.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Compared to the first quarter a year ago, fourteen retail staff positions were added for the expansions in Jefferson County, coupled with an expanded facility in Hardin County, Kentucky.  Additional increases in staff have taken place during 2003 to continue the transformation to a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.

Net interest margin declined to 3.62% for the quarter ended March 31, 2004, compared to 3.64% for the quarter ended March 31, 2003, resulting in a decrease in net interest income of $54,000, or 1%.  Interest rates paid on customer deposits did not adjust downward proportionately with the declining interest yields on loans and investments.  The surge in refinancing of residential mortgage loans held in the Company’s portfolio resulted in a net decrease of $67 million in the residential mortgage portfolio at March 31, 2004, compared to March 31, 2003.  This decrease was offset with a $103 million increase in commercial loans over the same period.  Although the Company’s net interest margin has been negatively impacted by the decrease in higher yielding fixed rate residential mortgage loans, the shift from fixed-rate residential mortgage loans to commercial loans has reduced the Company’s interest rate risk in the event of a rising interest rate environment and has positioned the Company to improve its net interest margin should rates begins to rise.

Provision for loan loss expense increased $60,000, or 18% to $389,000 for the quarter ended March 31, 2004, compared to the quarter ended March 31, 2003.  The higher provision expense for 2004 was the due to the increased mix in commercial loans as a percent of total loans as well as an increase in net loans receivable.

Non-interest income increased $53,000, or 3% to $1.8 million for the quarter ended March 31, 2004, compared to the same period a year ago.  The growth in non-interest income was primarily due to an increase in customer service fees on deposit accounts and brokerage and insurance commissions.  Secondary mortgage market closing fees decreased $189,000 for the quarter, resulting from a decline in refinancing activity.

First Federal Financial Corporation of Kentucky is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Federal Financial Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.

Stifel Nicholas & Company

First Tennessee Securities

Trident Securities

Sandler O’Neill

Keefe, Bruyette & Woods, Inc.

Goldman, Sachs & Company

Knight Securities, LP

Spear, Leeds & Kellogg

Howe Barnes Investments, Inc.

CONDENSED STATEMENTS OF INCOME

(Dollars in thousands, except net income per share)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Interest Income	$9,550	$10,124
Interest Expense	3,777	4,296
Net Interest Income	5,773	5,828
Provision for Loan Losses	(389)	(329)
Net Interest Income After Provision for Loan Losses	5,384	5,499
Customer Service Fees on Deposit Accounts	1,135	1,000
Gain on Sale of Mortgage Loans	218	407
Brokerage and Insurance Commissions	112	96
Other Income	306	215
Total Non-interest Income	1,771	1,718
Employee Compensation and Benefits	(2,398)	(2,236)
Office Occupancy and Equipment Expense	(408)	(368)
Marketing and Advertising	(139)	(148)
Outside Services and Data Processing	(514)	(467)
State Franchise Tax	(212)	(141)
Other Expense	(768)	(684)
Total Non-interest Expense	(4,439)	(4,044)
Income Before Income Taxes	2,716	3,173
Income Taxes	(878)	(1,051)
Net Income	$1,838	$2,122
(1) Earnings Per Share:
Basic	$0.50	$0.54
Diluted	$0.50	$0.53
(1) Weighted average shares outstanding	3,690,438	3,930,497

(1)  Reflects the impact of the 10% stock dividend paid on May 14, 2003.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)
(Unaudited at March 31, 2004)

	March 31, 2004	December 31, 2003
Assets:
Cash and Cash Equivalents	$48,890	$48,030
Investment Securities	28,607	34,938
Loans Held for Sale	1,363	1,021
Loans Receivable, net	564,206	549,132
Other Assets	45,081	43,214
Total Assets	$688,147	$676,335
Liabilities and Stockholders’ Equity:
Deposits	$540,847	$529,162
Federal Home Loan Bank Advances	78,210	78,283
Subordinated Debentures	10,000	10,000
Other Liabilities	3,131	2,569
Stockholders’ Equity	55,959	56,321
Total Liabilities and Stockholders’ Equity	$688,147	$676,335
Book Value Per Share	$15.35	$15.20

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